UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to §240.14a-12

Sea Pines Associates, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[  ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Set forth below is a press release issued by Sea Pines Associates, Inc. on July 29, 2004, followed by a newsletter sent by Sea Pines Associates, Inc. to its shareholders on July 29, 2004.

(Company letterhead)

PRESS RELEASE CONCERNING MERGER
July 29, 2004

DIRECTORS OF SEA PINES ASSOCIATES, INC. RECOMMEND MERGER WITH THE RIVERSTONE GROUP, LLC

HILTON HEAD ISLAND, SOUTH CAROLINA – Sea Pines Associates, Inc. announced today that it has signed a merger agreement pursuant to which Sea Pines Associates would become a wholly owned subsidiary of The Riverstone Group, LLC and each share of Sea Pines Associates common stock not held by Riverstone and its affiliates would be converted into the right to receive $8.50 in cash. The proposed merger can take effect only if it is approved by holders of at least 80% of Sea Pines Associates’ outstanding common stock and, if approved, is expected to take place during 2004. The merger is also subject to closing conditions customary for transactions of this nature.

The Riverstone Group is controlled by the William H. Goodwin, Jr. family. Mr. Goodwin has personally guaranteed The Riverstone Group’s obligations under the merger agreement. The Riverstone Group currently owns approximately 27% of Sea Pines’ outstanding common stock. The merger agreement also provides for the redemption of Sea Pines’ preferred shares and trust preferred securities following the closing of the transaction.

Norman Harberger, Chairman of the Board of Directors of Sea Pines Associates, said that the Board unanimously approved the merger, and recommends shareholder approval, for several reasons:

•	The merger provides a return for shareholders which cannot be assured by continued operation under the Company’s existing structure as a thinly-traded, highly-leveraged public company.

•	The Company’s preferred shares and trust preferred securities would be redeemed, and all dividends and interest due on them would be paid.

•	Riverstone is in a better position to provide the capital needed for timely improvement of Company assets. The Company’s existing capital structure limits the pace of improvements. The Board has been increasingly concerned about this, because major investments are being made in improvements at competing upscale resorts.

•	The most likely alternative to the Riverstone acquisition would be to raise cash by selling certain Company properties and development rights to one or more developers. The Board prefers that the Company’s properties continue to be owned, managed and developed as a unified enterprise. The Riverstone acquisition would make it unnecessary to fragment ownership. Furthermore, the Board believes that Riverstone has a deep understanding of the character of Sea Pines and intends to maintain that character while keeping Sea Pines in the top rank of resort/residential communities.

Mr. Harberger said that in connection with its decision to approve the merger, the Board obtained an opinion from Greenhill & Co., LLC, the Company’s investment banking advisor, that the consideration to be received by the holders of Sea Pines common stock other than Riverstone and its affiliates is fair from a financial point of view. Mr. Harberger noted that the $8.50 per common share price is more than five times the effective per-share price of the common stock when it was originally issued in 1987.

Mr. Harberger said that holders of Sea Pines common stock will be notified of a special meeting at which they would have an opportunity to vote on the merger and will be sent a proxy statement describing the transaction in more detail.

Sea Pines Associates, Inc. and its subsidiaries own and operate The Inn at Harbour Town, three golf courses, tennis and various other recreational facilities, home and villa management services, conference facilities and food and beverage services on Hilton Head Island and provide real estate brokerage services for buyers and sellers of real estate on Hilton Head Island and its neighboring communities.

–––o0o–––

The proxy statement and other relevant documents to be filed by the Company with the SEC will contain important information about the proposed transaction. Shareholders and investors are urged to read these documents carefully and completely when they become available, in order that their decision and vote concerning the merger will be fully informed. Once these documents are filed with the SEC, they will be available free of charge at the SEC’s website at www.sec.gov. Shareholders and investors in the Company will also be able to obtain the proxy statement and other documents free of charge by directing their requests to the Company’s corporate secretary at 32 Greenwood Drive, Hilton Head Island, South Carolina 29928, telephone number (843) 785-3333.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information about the Company’s directors and executive officers and their interests in the Company may be obtained through the SEC’s website from the Company’s proxy statement for its 2004 annual meeting filed with the SEC on February 11, 2004 and in the reports filed with the SEC by the Company’s directors and executive officers under Section 16 of the Securities Exchange Act of 1934. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other related documents filed with the SEC when they become available.

SAFE HARBOR STATEMENT

Certain statements in this news release that relate to projections, future plans, events, or performance are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve significant risks and uncertainties, including, but not limited to, the risk that the proposed transaction is subject to various closing conditions, and no assurances can be given that these conditions will be satisfied or the proposed transaction may not close for other reasons. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements.

(Newsletter to shareholders)

(Company letterhead)

JULY 2004

BOARD RECOMMENDS SHAREHOLDER APPROVAL OF MERGER

The Board of Directors of Sea Pines Associates, Inc. has unanimously approved a merger agreement with The Riverstone Group, LLC, a company controlled by the family of William H. Goodwin. Under the terms of the agreement, each share of the Company’s outstanding common stock not held by Riverstone and its affiliates would be converted into the right to receive $8.50 in cash. Riverstone currently owns approximately 27 percent of the Company’s common shares.

The $8.50 per-share price is more than five times the effective price of the common stock when the Company was formed in 1987. The Board has received an opinion from Greenhill & Co., LLC, the Company’s investment banking advisor, that the $8.50 per-share price is fair, from a financial point of view, to the holders of the Company’s outstanding common stock other than Riverstone and its affiliates.

The merger can take place only if it is approved by owners of at least 80 percent of the common shares of Sea Pines Associates. The merger is also subject to closing conditions customary for transactions of this nature. If the merger closes, the Company would be the surviving corporation in a merger with a wholly owned subsidiary of Riverstone and would thus become a wholly owned subsidiary of The Riverstone Group.

(Continued on page 2)

The Board of Directors of Sea Pines Associates recommends shareholder approval of the merger agreement, for several reasons:

•	The merger liberates shareholder value. It provides a return for shareholders which cannot be assured by continued operation under the Company’s existing structure as a thinly-traded, highly-leveraged public company.

•	All preferred shares and all trust preferred securities would be redeemed in conjunction with the proposed merger, and all dividends and interest due on them would be paid.

•	Riverstone can provide better access to the capital needed for timely improvement of Company assets. The Company’s existing capital structure limits the pace of improvements. This is a matter of increasing concern, because major investments are being made in improvements at competing upscale resorts.

•	The most likely alternative to the Riverstone acquisition would be to raise cash by selling certain Company properties and development rights to one or more developers. The Board prefers that the Company’s properties continue to be owned, managed and developed as a unified enterprise. The Riverstone purchase would make it unnecessary to fragment ownership.

LOOKING BACK AND LOOKING FORWARD

When Sea Pines Associates, Inc. was founded in 1987, a major objective was to put a stop to the gradual deterioration of the resort properties of the Old Sea Pines Company – deterioration that had occurred under a succession of owners. In the intervening 17 years the Company has greatly improved its assets – assets which are also important amenities for the entire Sea Pines community. It is doubtful that the sharp appreciation of real estate values in Sea Pines would have occurred if those asset improvements had not been achieved.

(Continued on page 3)

But the arrangements that produced past progress do not assure future success. The Company is a small, unlisted, highly-leveraged public company operating in a competitive environment that calls for significant, ongoing capital investment. It is the Board’s conclusion that the original objective of Sea Pines Associates – to be a first-rate resort operated in harmony with a first rate residential community – can now be best achieved by approving this merger, rather than by maintaining the status quo.

WHAT HAPPENS NEXT?

First, proxy materials pertaining to the merger must be prepared and submitted to the SEC for review. That process is likely to take two months. When the SEC review is completed, the proxy materials will be sent to shareholders along with an announcement of a Special Meeting of Shareholders at which the shareholder vote will be tabulated and announced. Informational meetings may be scheduled in the meantime, as appropriate.

The Board urges shareholders to carefully consider the merger, and recommends a favorable response.

SOME FACTS ABOUT RIVERSTONE

The Riverstone Group has a reputation as a high quality owner-operator of premier resort and hospitality properties. Some of the more well known properties that are either wholly owned by Riverstone or in which Riverstone has a significant ownership interest include Kiawah Island Golf Resort, The Jefferson Hotel in Richmond, Virginia, The Hermitage Hotel in Nashville, Tennessee, and Colleton River Plantation in Bluffton, South Carolina.

Kiawah Island Golf Resort was purchased by Riverstone in 1993. Over the past ten years, significant improvements have been made to the Resort’s five golf courses, including the famed Ocean Course, its conference and dining facilities, and tennis and recreation centers. In August, Riverstone will open The Sanctuary at Kiawah Island, an ultra luxury oceanfront hotel which is already hailed as the finest new accommodation on the East Coast.

(Continued on page 4)

The Jefferson and The Hermitage are historic hotels purchased by Riverstone in 1991 and 2000, respectively. Riverstone has renovated and restored the properties to a world-class luxury level, earning The Hermitage the coveted AAA Five Diamond Award less than one year after renovation, and establishing The Jefferson as one of only 24 properties in North America to be awarded both the Mobil Five Star rating and the AAA Five Diamond rating.

PERSONAL MESSAGE FROM BILL GOODWIN

The Goodwin family has enjoyed Sea Pines for over 25 years, and has always believed that Sea Pines is one of the finest resort and residential communities. We are pleased that the directors of Sea Pines Associates have recommended the proposed merger with The Riverstone Group. We believe this merger provides an excellent future for Sea Pines, and believe that the Sea Pines properties should remain in the hands of a single owner, rather than having selected properties sold to various developers who would likely develop, as fully as possible, the property they purchased.

All shareholders of Sea Pines Associates should be proud of what their Company and Board have accomplished since its formation in 1987. The Company has restored the quality of Sea Pines’ golf courses and has created important high quality assets such as the Inn at Harbour Town and the Harbour Town Conference Center.

If the shareholders of Sea Pines Associates approve this merger, we intend to manage these assets as a long term investment for both the Company and the residents of Sea Pines.

–––o0o–––

QUESTIONS AND ANSWERS

What is the process and timetable for the shareholder vote on the merger?

It will take several weeks to prepare the required proxy materials and file them with the SEC. It could take another month or more to complete SEC review of those materials. At that point – which might be early October – shareholders will receive a proxy statement with detailed information about the merger terms. The date of a Special Meeting of Shareholders to vote on the merger will also be announced at that time. Late October or early November is probably the earliest that Meeting could take place. The results of the shareholder vote count would be announced at that meeting. If 80 percent of the shares are voted in favor of the merger, the Board would be able to complete the actual merger very quickly following that approval.

What if a shareholder doesn’t vote?

The merger requires a positive vote of 80 percent of the common shares. Shares that are not voted have the same effect as negative votes.

If the merger is approved, how and when will shareholders receive payment for their shares?

Common Stock

As soon as the merger takes effect, Riverstone is required to deposit sufficient funds with a so-called “Paying Agent” to cover the payment of $8.50 per share for all shares not already owned by Riverstone and its affiliates. Shareholders will receive a request to submit their share certificates to the Paying Agent. The Paying Agent will then make prompt payment as certificates are received.

(Continued on page 6)

Preferred Shares and Trust Preferred Securities

The merger agreement states that Riverstone will provide funds to pay all accrued dividends and interest on preferred shares and trust preferred securities and to redeem those shares and securities. Some paperwork will be required before those payments are made, but it is reasonable to expect that the shareholders will receive their dividends and redemption payments within 30 to 60 days after the effective date of the merger.

What would happen to the Company’s name?

Sea Pines Associates would become a subsidiary of The Riverstone Group. Sea Pines Company and Sea Pines Real Estate Company – the operating subsidiaries of Sea Pines Associates –– would retain their identities.

What would happen to the Company’s various rights and obligations?

Obligations with respect to shareholders will be discharged under the terms of the merger agreement. All other rights and obligations are unaffected. Sea Pines Company would retain all the rights it has under the Sea Pines Covenants. Examples of continuing obligations include the Company’s obligation to transfer the Wildlife Habitat Zone of the Forest Preserve to the Sea Pines Forest Preserve Foundation, the Company’s contract with Heritage Classic Foundation to host the MCI Heritage tournament, and the Company’s agreement with the Sea Pines Country Club.

What about the Sea Pines Associates gate stickers?

We anticipate that the current stickers would remain valid for the balance of this calendar year. After that, shareholders would have to get the type of sticker that applies, based on their property owner status and place of residence.

(Continued on page 7)

Isn’t it possible that Riverstone will sell off properties to other developers, which would create the type of fragmentation of ownership the Board wants to avoid?

Mr. William H. Goodwin, Jr., who heads up The Riverstone Group, has for many years urged our Board to avoid fragmenting the ownership of the Company’s properties, and to avoid over-development of certain key properties. We believe Riverstone has a deep understanding of the character of Sea Pines, and is sympathetic to maintaining that character while investing in improvements that will keep Sea Pines in the top rank of resort/residential communities.

What will happen to the Company’s managers and employees if this merger occurs?

Riverstone plans no immediate changes, but there is always a possibility of personnel changes following a change of control. The Company’s key managers – the group that is typically most vulnerable in these circumstances – are covered by Change of Control Severance Agreements that provide them with significant economic protection if they are terminated without significant cause within the twelve months following the effective date of the merger.

What happens if this merger is not approved?

The Board will pursue other alternatives, including a sale of assets to one or more developers.

–––o0o–––

(Continued on page 8)

The proxy statement and other relevant documents to be filed by the Company with the SEC will contain important information about the proposed transaction. Shareholders and investors are urged to read these documents carefully and completely when they become available, in order that their decision and vote concerning the merger will be fully informed. Once these documents are filed with the SEC, they will be available free of charge at the SEC’s website at www.sec.gov. Shareholders and investors in the Company will also be able to obtain the proxy statement and other documents free of charge by directing their requests to the Company’s corporate secretary at 32 Greenwood Drive, Hilton Head Island, South Carolina 29928, telephone number (843) 785-3333.

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information about the Company’s directors and executive officers and their interests in the Company may be obtained through the SEC’s website from the Company’s proxy statement for its 2004 annual meeting filed with the SEC on February 11, 2004 and in the reports filed with the SEC by the Company’s directors and executive officers under Section 16 of the Securities Exchange Act of 1934. Additional information regarding the interests of such potential participants will be included in the proxy statement and the other related documents filed with the SEC when they become available.

–––o0o–––